.
For Immediate Release
                  Media Contact
Dick Parsons

(949) 234-1999
dickparsons@seychelle.com

Seychelle Water Filtration Products Signs Distribution Rights And Purchase
Agreements With Major Emergency Preparedness Distributor For USA/Canada:
Receives Over $500,000 In Orders

SAN JUAN CAPISTRANO, Calif., November 1, 2006 — Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Pink Sheets: SYEV) today announced the signing of two Agreements with a major emergency preparedness distributor. Under the Distribution Rights Agreement, the distributor will market and distribute a variety of Seychelle water filtration products under the Aqua Gear brand name to retailers, mass merchandisers and big-box stores in the United States and Canada. The distributor also has distribution capabilities in South America, Africa and Asia.

“ We are very pleased with this new association,” said Carl Palmer, founder, president and chief executive officer of Seychelle Environmental Technologies. “Our new distributor, a major company in the emergency and disaster preparedness market will be adding our new Aqua Gear 18 oz water filtration bottle to their emergency preparedness packs now on a national rollout. The new bottle is truly designed for the world market. Its features include: a dispenser for Redi-Chlor chlorine water disinfection tablets to purify source water, a chlorine dispenser, pre-filter, easy open spout with protective cover, and how-to-use instructions printed on the bottle. Under the Purchase Agreement, Seychelle will be providing the majority of the other non-food items that will be featured in the packs - utensils, hygiene kits, cooking pots, first aid kits, etc. By the first of the year, our distributor will start marketing other Aqua Gear products including Bottoms-Up bottles, canteens, pure water straws, hydration backpacks and filter replacements,” Palmer said. In support of this marketing and distribution effort, Seychelle has received several orders for the new 18 oz bottle that exceed $500,000 to date.

About Seychelle Environmental Technologies Inc.
Seychelle Environmental Technologies Inc. (Pink Sheets: SYEV) is a worldwide leader in the development, manufacture and sale of unique Ionic Adsorption Micron Filtration units that remove up to 99.99 percent of the most harmful pollutants and contaminants found in fresh water. Extensively tested by independent and government laboratories throughout the world using U.S. Environmental Protection Agency (EPA) and NSF International protocols, Seychelle’s advanced filtration systems make non-potable water drinkable. The Seychelle family of countertop, in-line, pitcher, portable, pump and shower filtration products provide great-tasting drinking water for day-to-day, outdoor, sports, travel and disaster-recovery use by consumers, governmental agencies, militaries, missionaries and relief organizations worldwide. For more information, please visit www.seychelle.com or call (949) 234-1999.

Note to Investors
Seychelle is a national, publicly traded company with 25,017,402 outstanding shares of common stock, including a float of approximately 4.7 million shares. This press release may contain certain forward-looking information about the Company's business prospects/projections. These are based upon good-faith current expectations of the Company's management. The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company. The company assumes no obligation to update the information in this press release.